MERGER AGREEMENT

Dated as of February 08, 2016

By and Among

BREEDIT CORP.

and

NOVOMIC LTD.

and

SHAREHOLDERS LISTED ON SCHEDULE 3.3

MERGER AGREEMENT

THIS MERGER AGREEMENT (the “Agreement”) is made as of the 8th day of February 2016, by and among BreedIT Corp., a publically traded Delaware corporation, with principal office at 26 Ha'Arbaa St., Tel Aviv, Israel (“BRDT“); and Novomic Ltd., an Israeli company registered number 51-424335-1, with principal office at 23 Ha'melacha St., Rosh-Haayin, Israel (“Novomic“); YMY Industries Ltd., an Israeli company registered number 51-268053-9, with principal office at 38 Yefet St., Tel Aviv – Jaffa, Israel ("YMY"); Microdel Ltd. an Israeli company registered number 51-357787-4, with principal office at Modi’in-Macabim-Reut, Israel ("Microdel") (YMY and Microdel shall collectively be referred to as the "Founders") and each of the Novomic Shareholders listed on Schedule 3.3 hereto (together with the Founders the “Novomic Shareholders”). BRDT, Novomic and the Novomic Shareholders (including the Founders) are sometimes referred to collectively, as the "Parties" and individually, as a "Party".

RECITALS

WHEREAS, Novomic and BRDT intend to enter into a business combination under which Novomic will merge with and into BRDT pursuant to the Merger (as defined below) in accordance with this Agreement, the Delaware Code, the Companies Law, and the rules and regulations of the SEC, as defined below; and

WHEREAS, the Board of Directors of Novomic and BRDT have (i) each unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are advisable and fair to, and in the best interests of, their respective companies and shareholders and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, as of the Closing Date (as defined below) and as a condition and inducement to BRDT's willingness to enter into this Agreement, the Novomic Shareholders and the representatives of BRDT listed on Exhibit A hereto (the "BRDT Representatives") have entered into a Shareholders Agreement (the "Shareholders Agreement"), in the form attached as Exhibit B hereto; and

WHEREAS, the Board of Directors of Novomic and BRDT agree that in connection with the transactions contemplated hereby, it is in the best interests of the Parties and their respective shareholders that BRDT file with the State of Delaware a Certificate of Amendment to amend its Certificate of Incorporation to implement: (i) the change in the name of BRDT from BreedIT Corp. to Novomic Corp. or such other name as the Parties may agree prior to the Closing Date (the "Name Change"); (ii) a reverse split of the outstanding BRDT shares of common stock, par value $0.0001 (the "BRDT Shares") on a ratio to be determined by the Parties prior to the Closing Date (the "Reverse Split"); and (iii) authorize 10,000,000 shares of preferred stock, par value $0.0001 (or other par value to be determined by the Parties prior to the Closing Date) (the "Preferred Stock") which may be issued in one or more classes or series, having such designations, preferences, privileges and rights as the Board of Directors may determine; and

WHEREAS, the Parties understand that in order for BRDT to amend its Certificate of Incorporation under the laws of the State of Delaware and the rules and regulations of the SEC, BRDT is required under the Securities Exchange Act of 1934, as amended (the "Exchange Act") to file an information statement on Schedule 14C with the United States Securities and Exchange Commission (the "SEC"), based upon the Joint Written Consent and receive approval from FINRA of the Name Change and Reverse Split, as defined in Section 1.1 below; and
WHEREAS, BRDT and Novomic desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. THE MERGER

1.1. The Merger. At the Closing Date (as defined in Section 2.1 below) and upon the terms and subject to the conditions set forth herein, in reliance upon the representations, warranties and agreements set forth herein and in accordance with the relevant provisions of the Delaware General Corporate Law (the "Delaware Code"), the Israeli Companies Law, 5759-1999 (the "Companies Law") and the United States federal securities laws and the rules and regulations promulgated by the SEC, as applicable, Novomic shall be merged with and into BRDT such that all of the issued and outstanding share capital of Novomic owned by Novomic Shareholders ("Novomic Shares") shall be transferred to BRDT in consideration for such number of shares of BRDT common stock par value $0.0001 (or such other par value as shall be determined at the Reverse Split), which is equal to the following: 100%-((x) US$1,000,000 plus BRDT's cash position at Closing plus US$100,000 (furnished to Novomic by BRDT as a Bridge Loan, as such term is defined below) divided by (y) US$6,000,000 plus BRDT's cash position at Closing plus US$100,000 (furnished to Novomic by BRDT as a Bridge Loan)) (the "BRDT Shares"), that shall be issued to Novomic Shareholders upon Closing (the "Transaction" or the "Merger") and, as a result (i) Novomic shall become a 100% fully owned subsidiary of BRDT; (ii) the Novomic Shareholders shall become owners of the aforesaid number of BRDT Shares; and (iii) BRDT shall make such filings with the SEC and FINRA and implement such actions and take such steps to change its name from BreedIT Corp. to Novomic Corp. or the Name Change.

1.2. Warrants and Cash Compensation. At the Closing, BRDT shall issue to such advisors set forth in Schedule 1.2A attached hereto (the "Advisors"), warrants to acquire a number of BRDT Shares having a value of US$1,500,000 at a price per BRDT Share reflecting a pre money valuation of US$9,000,000 of BRDT, exercisable for a period of eighteen (18) months following the date that the SEC declares the registration statement on Form S-1 or, if available, Form S-3 (the "Registration Statement") effective under the Securities Act (as defined below) (the "Effective Date") (as such terms are defined in the Shareholders Agreement), in the form attached as Schedule 1.2B hereto (the "Warrants"). Exercise of the Warrants will be done by delivery of an exercise notice to Novomic (f/k/a BRDT), accompanied by the respective payment of the aggregate exercise price for the BRDT Shares underlying the Warrant, all as more fully detailed in the Warrants agreement. At the Advisor's sole discretion, the exercise of a number of the Warrants in a sum equivalent to US$100,000 shall be on a 'Cashless' basis as defined in the Warrant agreement. In addition, BRDT shall issue to such Novomic Shareholders set forth in Schedule 1.2C attached hereto, warrants to acquire a number of BRDT Shares, all as detailed in Schedule 1.2C.

In addition, at the Closing, Novomic shall pay to each of the Advisors such cash compensation, as detailed in Schedule 1.2D hereto.

1.3. Termination/Exercise of Novomic options and warrants. Any options, warrants and/or any other rights, securities or promises to acquire shares of Novomic, including, any securities which are convertible into shares, whether vested or unvested, shall be either terminated or exercised prior to Closing

2. CLOSING AND DELIVERY

2.1. Upon the terms and subject to the conditions set forth herein, the closing of the Merger, including the consummation of the Exchange of Shares (as detailed in Section 2.2 below) (the “Closing”) shall take place at the offices of Dan Lahat & Co., Law Offices located at 6 Wissotzky St., Tel Aviv, Israel, or at such other location as shall be agreed to in writing by the Parties, at the earlier of (i) as soon as practicable after the satisfaction or waiver of the conditions set forth in Sections 7 and 8 below (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time); (ii) June 30, 2016 after the satisfaction or waiver of the conditions set forth in Sections 9 and 10 below (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time); or (iii) such other time as shall be agreed to in writing by the Parties. The date on which the Closing occurs is referred to herein as the “Closing Date”. At the Closing all the transactions contemplated under this Agreement shall be deemed to have occurred simultaneously, whereas no transaction shall be deemed to have been completed or any document delivered until all other transactions have been completed and all required documents been delivered.

2.2. Exchange of Shares.

2.2.1. Subject to Sections 7 and 8 below, at the Closing Date, by virtue of the Merger and without any further action by either Party, the Novomic Shares shall be transferred to BRDT in consideration for the BRDT Shares, such that Novomic shall be a 100% fully owned subsidiary of BRDT and the Novomic Shareholders shall become owners of the number of BRDT Shares issuable under this Agreement.

2.2.2. Notwithstanding the foregoing, if, between the date of this Agreement and the Closing Date, the outstanding Novomic Shares or the BRDT Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar event, then the Exchange of Shares referred to in Section 2.2.1 above, shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar event.

2.3. Delivery by Novomic.

2.3.1. At the Closing, Novomic shall deliver to BRDT the following documents:

(i) a true and correct copy of the resolution of Novomic's Shareholders in the form attached hereto as Schedule 2.3.1 (i), by which, inter alia, the execution, delivery and performance by Novomic of this Agreement and all Transaction Documents (as defined below) and agreements ancillary to this Agreement, including the Amended Articles of Association in the form attached hereto as Exhibit C (the "Amended Articles"), shall be approved;

(ii) a true and correct copy of the resolution of the Board in the form attached hereto as Schedule 2.3.1 (ii), by which, inter alia, the execution, delivery and performance of the Transaction Documents shall be approved;

(iii) a waiver, signed by each of the Novomic Shareholders of their pre-emptive right / right of first refusal in the form attached hereto as Schedule 2.3.1 (iii);

(iv) a copy of Novomic’s updated shareholders’ register evidencing the holdings in Novomic immediately following the Closing certified by Novomic’s secretary or other officer in charge of the Novomic’s shareholders’ register and attached hereto as Schedule 7.9;

(v) a tax ruling issued by the Israeli Income Tax Authorities pursuant to Section 104(h) of the Israeli Tax Ordinance;

(vi) a share certificate registered in the name of BRDT, representing ownership of 100% in Novomic's share capital;

(vii) true and correct copies of all the documents to be submitted to the Registrar of Companies in connection with the transaction contemplated in this Agreement in the form attached hereto as Schedule 2.3.1 (vi).

(viii) the Novomic Financial Statements, as defined in Section 3.6.1 below.

2.4. Delivery by BRDT.

At the Closing, BRDT shall deliver to Novomic the following documents:
(i) a true and correct copy of the written consent of the Board of Directors of BRDT and the consenting holders of a majority of the outstanding BRDT Shares (the "Majority Consenting Stockholders"), which written consent shall be hereinafter referred to as the "BRDT Joint Written Consent", in the form attached hereto as Schedule 2.4 (i), by which, inter alia, the execution, delivery and performance by BRDT of this Agreement and all Transaction Documents and agreements ancillary to this Agreement shall be approved;

(ii) a true and correct certified copy of the Certificate of Amendment of the Certificate of Incorporation of BRDT evidencing: (i) the Name Change; and (ii) such other amendments to the Certificate of Incorporation, including, among others, the authorization of the Preferred Stock, with the Board of Directors having the authority to establish one or more series of Preferred Stock and fix relative rights and preferences of any series of Preferred Stock, without any further action or approval of the BRDT Shareholders following the Closing;

(iii) a share certificate registered in the names of Novomic's Shareholders, representing ownership of 73.53% of the issued and outstanding BRDT Shares on the Closing Date.

(iv) a true and correct copy of the definitive information statement filed with the SEC and the approval by FINRA of the corporate actions including the name change.

3. REPRESENTATIONS AND WARRANTIES OF NOVOMIC AND THE FOUNDERS

Subject to the disclosures set forth in the disclosure letter of Novomic and the Founders delivered to BRDT concurrently with the execution of this Agreement (the “Disclosure Letter”) (each of which disclosures, shall apply to and qualify the Section and, if applicable, the subsection of this Section 3 to which it relates (unless and only to the extent the relevance to other representations and warranties is readily apparent to a reader unfamiliar with Novomic from the actual text of the disclosures without any reference to any independent knowledge on the part of the reader regarding the matter disclosed), and each of which disclosures shall also be deemed to be representations and warranties made by Novomic and the Founders to BRDT under this Section 3), each of Novomic and the Founders represents and warrants to BRDT, as of the date hereof and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (except for such representations and warranties as are made only as of a specific date, which shall be made only as of such date), as follows:

3.1. Organization. 3.2. Novomic is duly organized and validly existing under the laws of the State of Israel, and has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted and as currently proposed to be conducted. Novomic has all requisite power and authority to execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby or thereby or which are ancillary hereto (collectively, the "Transaction Documents") and to consummate the transactions and perform its obligations contemplated hereby and thereby. Neither the nature of Novomic's business as now conducted and as currently proposed to be conducted, nor its ownership or leasing of property require that Novomic be qualified to do business or be in good standing in any jurisdiction other than the State of Israel. The current articles of association of the Novomic are attached hereto as Schedule 3.1 (the "Current Articles"). To its knowledge, Novomic has all permits, licenses, and any similar authority necessary or required under any law, regulation, rule or ordinance, for the conduct of its business as now being conducted by it and as currently proposed to be conducted, and Novomic is not in material default under any of the same. Novomic has not taken any action or failed to take any action, which action or failure would preclude or prevent Novomic from conducting its business after the Closing in the manner heretofore conducted. Novomic shall obtain any similar authority which will be necessary in the future for the conduct of its business.

3.2. Share Capital. 3.3. The registered share capital of Novomic as of the Closing is NIS 100,000 divided into 100,000 ordinary shares, par value NIS 1.00 each (the "Novomic Shares"), of which 24,907 Novomic Shares are issued and outstanding immediately prior to the Closing. Except as set forth in this Section 3.2 and in Section 3.2 of the Disclosure Letter, there are no other share capital, preemptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from Novomic and/or from any shareholder of Novomic any share capital of Novomic and there are no contracts or commitments, written or oral, providing for the issuance of, or the granting of, any rights to acquire, any share capital of Novomic or under which Novomic and/or any shareholder of Novomic is, or may become, obligated to issue any debt or equity securities, and there are no commitments, promises, understandings or undertakings with respect to grants of any options under the ESOP Pool or otherwise. All issued and outstanding share capital of Novomic has been duly authorized, and is validly issued and outstanding and fully paid and non-assessable. The Novomic Shares, when transferred in accordance with this Agreement, will be duly authorized, validly issued, fully paid, non-assessable, will be issued free of any preemptive rights and any other rights of a third party, and will have the rights, preferences, privileges, and restrictions set forth in the Amended Articles, and will be transferred free and clear of any liens, claims, encumbrances or third party rights of any kind (except as specified in the Amended Articles) and duly registered in the name of BRDT in Novomic's register of shareholders. Novomic is under no obligation to register for trading on any securities exchange any of its securities, including any securities, which may hereafter be issued. Since its incorporation, there has been no declaration or payment by Novomic of dividends, or any distribution by Novomic of any assets of any kind to any of its shareholders, and there has been no redemption or repurchase of any of Novomic's securities.

3.3. Ownership of Shares. 3.4. Attached as Schedule 3.3 hereto, is a complete and correct Capitalization table setting forth the number and class of shares held by each shareholder of Novomic, and the total number of reserved and granted/promised options, warrants, and all other rights to subscribe for, purchase or acquire from Novomic any share capital of Novomic. The individuals identified in Schedule 3.3 as the shareholders of Novomic are the lawful owners, beneficially and of record, of all of the issued and outstanding share capital of Novomic set forth opposite to the name of such respective shareholders in Schedule 3.3 and of all rights thereto free and clear of all liens, claims, charges, encumbrances, restrictions, rights, options to purchase, proxies, voting trust and other voting agreements, calls or commitments of every kind, and none of the said individuals owns any other shares, options or other rights to subscribe for, purchase or acquire any share capital of Novomic from Novomic or from each other.

3.4. Subsidiaries. 3.5. Except as detailed in Section 3.4 to the Disclosure Letter, Novomic does not own, directly or indirectly, any of the issued and outstanding share capital of any other corporation, association or business entity.

3.5. Directors; Officers. 3.6. The directors and officers of Novomic immediately prior to the Closing are listed in Section 3.5 of the Disclosure Letter. Novomic has no agreement, obligation or commitment with respect to the election or appointment of any individual or individuals as an officer or director of Novomic and there is no voting agreement or other arrangement among the Novomic's shareholders or to which Novomic a party in this respect is (except as specified in the Amended Articles). All agreements, commitments and understandings, whether written or oral, with respect to any compensation to be provided by Novomic to any of the Novomic's directors or officers have been fully disclosed in writing to BRDT and are listed in Section 3.5 of the Disclosure Letter.

3.6. Financial Statements; Liabilities.
3.6.1. Novomic has heretofore delivered to BRDT the unaudited financial statements of Novomic for the year ended December 31, 2015, provided however, that the audited financial statements of Novomic for the year ended December 31, 2015, shall be delivered to BRDT no later than 45 days from the date of this Agreement and shall be a condition to Closing, as detailed in Section 7.4 below (the “Novomic’s Financial Statements”; and December 31, 2015 shall hereinafter be referred to as the "Accounting Date''). The Novomic’s Financial Statements (i) fairly present, in conformity with the Israeli GAAP, the financial position of Novomic as of the dates thereof and its results of operations and changes in financial position for the periods then ended; (ii) have been prepared in accordance with the Israeli GAAP and therefore comply in all material respects with the Israeli GAAP (except as may be indicated in the notes thereto); (iii) were not materially adversely affected by any extraordinary, exceptional or non-recurring items except as specified therein; (iv) conform to the books and records of Novomic in all material respects; (v) comply with the requirements of all applicable regulations; and (vi) do not contain, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make Novomic’s Financial Statements therein, in light of the circumstances under which they were made, not misleading.

3.6.2. All proper and necessary books of account and accounting records have been maintained by Novomic, are in its possession and contain accurate information.

3.6.3. Except as set forth in Novomic’s Financial Statements, Novomic: (i) has no liabilities, debts or obligations, of any nature, whether or not accrued, absolute or contingent, or otherwise, and whether due or to become due or asserted or un-asserted; and (ii) does not have any obligations under contracts and commitments incurred in the ordinary course of business, which in both cases, would be required by the Israeli GAAP to be reflected in, reserved against or otherwise described in the balance sheet of Novomic (including the notes thereto) and were not so reflected, reserved against or otherwise described, or which do or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Novomic's business as is currently conducted and as proposed to be conducted.

3.6.4. Except as and to the extent disclosed by the Novomic’s Financial Statements, since the Accounting Date: (i) Novomic has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise and there have been no events, changes or effects with respect to Novomic, which do or which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Novomic's business as is currently conducted and as proposed to be conducted; (ii) Novomic has not declared or paid any cash dividend or made any distribution upon or with respect to its share capital; (iii) Novomic has not entered into any transaction or undertaken any commitment which was not in ordinary and usual course of business and which was not consistent with past practice or in which the amount involved exceeds US$50,000; (iv) Novomic has not incurred any indebtedness for money borrowed or any other liabilities; (v) Novomic has not made any loans or advances to any person, or created any charge, lien or other encumbrance on any of its assets or its unissued and unpaid share capital for any obligation of any person; (vi) Novomic has not given any guarantee, indemnity or security for or otherwise agreed to become directly or contingently liable for any obligation of any other person and no person has given any guarantee of or security for any obligation of Novomic; (vii) Novomic has not undertaken to make any material capital expenditure (viii) Novomic has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business; (ix) Novomic has not sold, exchanged or otherwise disposed of any of its assets or rights other than in the ordinary course of business; (x) no shares have been issued or allotted or agreed to be issued or allotted whether conditionally or absolutely, other than share options issued to Novomic’s employees and services providers, as agreed by the Novomic Founders and the BRDT Representatives; (xi) Novomic has not undergone any capital reorganization or change in its capital structures; (xii) there has been no interested party transactions, other than the signing of Zvi Yemini’s new services Agreement, as provided herein; (xiii) Novomic has not increased the compensation of any of its officers or the rate of pay of its employees as a group, except as part of regular compensation increases in the ordinary course of its business; (xiv) there has been no resignation or termination of employment of any officer or key employee of Novomic, and there has been no change in any compensation arrangement or agreement with any employee of Novomic, other than as will be agreed by the Novomic Founders and the BRDT Representatives; (xv) there has been no material change or amendment to Novomic material contracts or arrangement by which Novomic is bound or subject; or (xvi) there has been no change in the accounting methods or accounting principles or practices employed by Novomic.

3.6.5. Except as set forth in Section 3.6.5 of the Disclosure Letter, no part of the amounts included in the Novomic’s Financial Statements, or subsequently recorded in the books of Novomic, as owing by any debtors is overdue by more than 120 days, or has been released on terms that any debtor pays less than the full book value of its debt or has been written off or has proved to any extent to be irrecoverable or is now regarded by the Company as irrecoverable in whole or in part. There has been no exercise, purported exercise or claim of any encumbrance over any of the assets of Novomic and there is no dispute directly or indirectly relating to any of its assets.

3.6.6. Novomic shall use its best endeavors to recover in full the Account Receivables as of the Accounting Date in the ordinary course of business, and in any event not later than ninety (90) days after the Accounting Date.

3.6.7. Section 3.6.7 of the Disclosure Letter sets forth all bank accounts (including the balance of each such account as of two business days prior to the Closing Date), loans, guarantees or agreement for indemnity or for suretyship, given by or for the accommodation of, the Company, and overdraft facilities and other financial facilities outstanding of Novomic and set forth the balance on all overdraft facilities as of the dates set forth therein. Novomic is not aware of any bad or doubtful material debts on its books at the date hereof. There is no encumbrance or agreement to create an encumbrance over the whole or any part of the undertaking, property, assets, goodwill or uncalled capital of Novomic.

3.6.8. The amount of all work-in-process, Accounts Receivable, unbilled invoices (including, unbilled invoices for services and out-of-pocket expenses) and other debts due or recorded in the records and books of account of Novomic as being due to Novomic as of the Accounting Date and reflected on Section 3.6.8 of the Disclosure Letter represent or will represent valid obligations arising from services performed by Novomic in the ordinary course of business.

3.6.9. Novomic is not in default under any instrument constituting any material indebtedness or under any guarantee of any material indebtedness and no event has occurred which, under the terms of any such instrument or guarantee, such indebtedness or guarantee should be called or the liabilities thereunder accelerated before their due date (if any) or any loan facilities terminated.

3.7. Tax Returns, Payments and Elections

3.7.1. Novomic has timely filed all returns, estimates, declarations, information statements and reports (the "Returns'') relating to taxes required to be filed by Novomic with any tax authority, and such Returns are true and correct and have been completed in accordance with any applicable law. None of Novomic’s Returns have ever been audited by governmental entities. Novomic has paid all taxes shown to be due on such Returns, and Novomic is currently not liable for any tax.

3.7.2. Novomic has (i) fully observed, performed and complied, in all material respects, with all obligations or conditions imposed on it under any legislation relating to taxation; (ii) fully paid or accrued all taxes it is required to pay or accrue; (iii) fully withheld from each payment made to its past or present employees, officers, directors, independent contractors, creditors, shareholders or other third parties all taxes and other deductions required to be withheld and has, within the time and in the manner required by law, paid such withheld amounts to the proper governmental entities; and (iv) has not made any elections under any applicable laws or regulations (other than elections that related solely to methods of accounting, depreciation or amortization) that would have a material adverse effect on Novomic’s business as is currently conducted and as proposed to be conducted.

3.7.3. Novomic has not been delinquent in the payment of any tax. There is no tax deficiency outstanding, proposed or assessed against Novomic, nor has Novomic executed any waiver of any statute of limitations on or extensions of the period for the assessment or collection of any tax.

3.7.4. No audit or other examination of any Return of Novomic is currently in progress. Novomic has not been notified of any request for such an audit or other examination, nor is any tax authority asserting, or to Novomic's knowledge, threatening to assert against Novomic any claim for taxes.

3.7.5. Novomic does not have any liability for any unpaid taxes (whether or not shown to be due on any Return) which have not been accrued for or reserved on Novomic’s Financial Statements, whether asserted or un-asserted, contingent or otherwise, other than any liability for unpaid taxes that may have accrued since the Accounting Date in connection with the operation of the business of Novomic in the ordinary course of business. Novomic’s Financial Statements make adequate provisions for all taxation for which the Company was then or thereafter became or may hereafter become liable or accountable in respect of or by reference to any income, profit, receipt, gain, transaction, agreement, distribution or event which was earned, accrued, received, or realized, entered into, paid, made or accrued on or before the Accounting Date.

3.7.6. Novomic and/or the Founders are not aware of any circumstances which shall or are reasonably likely to, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any dispute with any relevant tax authority in relation to Novomic’s liabilities or accountability for taxation, any claim made by Novomic, any relief, deduction, or allowance afforded to Novomic, or in relation to the status or character of Novomic under or for the purpose of any provision of any legislation relating to taxation.

3.8. Authorization; Approvals. 3.9. All corporate action on the part of Novomic, its shareholders and directors necessary for the authorization, execution, delivery, and performance of all of Novomic's obligations under the Transaction Documents and for the authorization, and transfer of the Novomic Shares under this Agreement has been taken (except for filing of notices with the Israeli Registrar of Companies which will be taken immediately following the Closing). The Transaction Documents, when executed and delivered by or on behalf of Novomic shall be duly and validly authorized, executed and delivered by Novomic and assuming the due authorization, execution and delivery by the other parties thereto, shall constitute the valid and legally binding obligations of Novomic, legally enforceable against Novomic in accordance with their respective terms. No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority on the part of Novomic is required that has not been, or will not have been, obtained by Novomic prior to the Closing in connection with the valid execution, delivery and performance of the Transaction Documents or the offer, sale, or transfer of the Novomic Shares hereunder except for the filing of the Amended Articles and other notices with the Israeli Registrar of Companies.

3.9. Compliance with Other Instruments. 3.10. Novomic is not in default (a) under the Current Articles or other formative document of Novomic, or (b) under any note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to Novomic is a party or by which it or any of its property is bound or affected, or (c) with respect to any law, statute, ordinance, regulation, order, writ, injunction, decree, or judgment of any court or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which default, in any such case, would adversely affect Novomic's business, prospects, condition (financial or otherwise), affairs, operations or assets. No third party is in default under any agreement, contract or other instrument, document or agreement to which Novomic is a party or by which it or any of its property is affected. Novomic is not a party to or bound by any order, judgment, decree or award of any governmental authority, agency, court, tribunal or arbitrator.

3.10. No Breach. 3.11. Neither the execution and delivery of the Transaction Documents nor compliance by Novomic with the terms and provisions hereof or thereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (i) the Current Articles, or other formative document of Novomic, (ii) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign, (iii) any material agreement, contract, lease, license or commitment to which Novomic is a party or to which it is subject, or (iv) applicable law or regulation. Such execution, delivery and compliance will not (a) give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract or commitment referred to in this Section 3.10, or to any of the properties of Novomic, or (b) otherwise require the consent or approval of any person, which consent or approval has not heretofore been obtained.

3.11. Records. 3.12. Since its incorporation, (i) Novomic has adopted and approved all shareholders and Board (and any committee thereof) resolution required under applicable law; and (ii) all of such resolutions of the shareholders and the Board (and any committee thereof) have been passed, enacted, consented to or adopted by the directors (or any committee thereof) or shareholders of Novomic in accordance with applicable law. The corporate records of Novomic have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all material respects.

3.12. Ownership of Assets. Except as set forth in Section 3.12 of the Disclosure Letter, Novomic does not currently lease or license any property. Novomic does not currently own any tangible assets

3.13. Intellectual Property and Other Intangible Assets.

3.13.1. Novomic owns and has developed, or has obtained the right to use, free and clear of all liens, claims and restrictions, all patents, trademarks, service marks, trade names and copyrights, and applications, licenses and rights with respect to the foregoing, and all trade secrets, including know-how, inventions, designs, processes, works of authorship, computer programs and technical data and information (collectively herein “Intellectual Property”) used in the conduct of its business as now conducted (the "Novomic IP Rights"). The registered Novomic IP Rights are listed in Section 3.13.1 of the Disclosure Letter. To Novomic’s knowledge, the use of the Novomic IP Rights and the Intellectual Property Novomic anticipates to develop for its business as currently proposed to be conducted, will not infringe upon or violate any right, lien, or claim of others, including, without limitation, the Founders or past and present employers of the Founders. Novomic is not obligated under any agreement, whether written or oral, to make any payments by way of royalties, fees or otherwise to any owner or licensee of, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business as now conducted or as currently proposed to be conducted. Neither the Company nor the Founders have received any claim and/or demand and/or request alleging that neither the Company nor any of the Founders has violated or by conducting its business as currently conducted and as proposed to be conducted, would violate any Intellectual Property or other proprietary rights of any other person or entity and, to the knowledge of the Company and the Founders, there is no basis for any such claim.

3.13.2. Any and all Intellectual Property of any kind which has been developed, or is currently being developed, by any employee or consultant of Novomic in his position as an employee or consultant of Novomic, shall be the property solely of Novomic. Novomic has taken security measures to protect the secrecy, confidentiality and value of all Novomic IP Rights, which measures are reasonable and customary in the industry in which Novomic operates. The Founders and each of the Novomic’s employees and consultants have entered into written agreements with Novomic assigning to Novomic all rights in intellectual property developed in the course of their employment by Novomic and each of Novomic’s employees, consultants and other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed the Novomic IP Rights or who have knowledge of or access to information about the Novomic IP Rights including, without limitation, the Founders, have entered into a written agreement with Novomic.

3.13.3. Novomic has not received any communications alleging that Novomic has violated or by conducting its business as conducted or as currently proposed to be conducted, would violate, any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. Neither the Founders nor, any of the Novomic’s employees, is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of the Founders’ or such employee’s best efforts to promote the interests of Novomic, as the case may be, or that would conflict with the Novomic’s business as currently conducted and as currently proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Novomic's business, as currently conducted, by the employees of Novomic, nor the conduct of Novomic’s business as currently proposed to be conducted will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which either Founder or any of such employees is now obligated. It is not, and will not become, necessary to utilize any inventions of any of the Founders or the Novomic’s employees (or people Novomic currently intends to hire) made prior to their employment by Novomic other than those that have been validly assigned to Novomic pursuant to the proprietary information and non-competition agreement signed by such Founder or such employee.

3.13.4. The Founders and all of the Novomic’s employees have duly and validly assigned to Novomic in their respective employment agreements any and all rights, title and interest that they may have in any Intellectual Property necessary for or relevant to Novomic's business as currently conducted and as currently proposed to be conducted.

3.14. Contracts. 3.15. Section 3.14 of the Disclosure Letter contains a true and complete list of all material contracts and agreements to which Novomic is a party or by which its property is bound. Each such contract and agreement is valid, is in full force and effect, and is binding upon Novomic and neither Novomic nor, to the knowledge of Novomic and the Founders, any other party thereto is in breach thereof in any material respect. True and correct copies of all such contracts and agreements have been delivered to BRDT. Except as set forth on Section 3.14 of the Disclosure Letter, Novomic has no employment or consulting contracts, deferred compensation agreements or bonus, incentive, profit-sharing, or pension plans currently in force and effect, or any understanding with respect to any of the foregoing.

3.15. Litigation. 3.16. No action, proceeding or governmental inquiry or investigation is pending or, to the knowledge of Novomic and the Founders, threatened against Novomic or any of its officers, directors, or employees (in their capacity as such), or against the Founders, or against any of Novomic's properties, or with regard to Novomic's business, before any court, arbitration board or tribunal or administrative or other governmental agency, nor, to the knowledge of Novomic and the Founders, is there any basis for the foregoing. The foregoing includes, without limiting its generality, actions pending or threatened, involving the prior employment of either the Founders or any of Novomic's current employees or use by any of them in connection with Novomic's business of any information, property or techniques allegedly proprietary to any of their former employers. Neither Novomic nor the Founders are a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality. There is no action, suit, proceeding or investigation by Novomic or the Founders currently pending or that Novomic or the Founders intend to initiate.

3.16. Interested Party Transactions. 3.17. Except as forth in Section 3.16 of the Disclosure Letter, no officer, director or shareholder of Novomic or any affiliate of any such person or entity or Novomic, has or has had, either directly or indirectly, (a) an interest in any person or entity which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by Novomic, or (ii) purchases from or sells or furnishes to Novomic any goods or services, or (b) a beneficial interest in any contract or agreement to which Novomic is a party or by which it may be bound or affected. Except as set forth in Section 3.16 of the Disclosure Letter, there are no existing arrangements or proposed transactions between Novomic and any officer, director, or shareholder of Novomic, or any affiliate or associate of any such person. No employee, shareholder, officer, or director of Novomic is indebted to Novomic, nor is Novomic indebted (or committed to make loans or extend or guarantee credit) to any of them.

3.17. Employees. 3.18. Except as set forth in Section 3.17 of the Disclosure Letter, Novomic has no employment contract with any officer or employee or any other consultant or person, which is not terminable by it at will without liability, upon no more than ninety (90) days prior notice. As of the date hereof Novomic has no deferred compensation covering any of its officers or employees. Novomic has complied with all applicable employment laws in all material respects. To Novomic’s knowledge, neither the employment by Novomic of any of its employees (including the Founders), nor the engagement by it with any of its respective consultants, constitutes or is likely to constitute a breach of any of such persons' obligations to third parties, including non-competition or confidentiality obligations. Section 3.17 of the Disclosure Letter lists (a) all the employees of Novomic, and (b) all employment, non-competition and confidentiality agreements between Novomic and any employee or consultant of Novomic.

3.18. Fair Market Value. The Board Directors of Novomic has determined that, based upon and subject to the due diligence process and its business judgment, the consideration promulgated pursuant to this Agreement to be paid to the Novomic Shareholders in the Merger, taken together as a single integrated transaction, pursuant to this Agreement is fair, from a financial point of view, to the Novomic Shareholders.

3.19. Brokers. Except as forth in Section 3.19 of the Disclosure Letter, no agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of Novomic is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, on account of any action taken by Novomic in connection with any of the transactions contemplated under this Agreement.

3.20. Government Funding. 3.21. Except as set forth in Section 3.20 of the Disclosure Letter, Novomic has not received and has not applied for any grant or other support or benefits (including, without limitation, tax benefits) from any Israeli or foreign government entity.

3.21. Budget. Novomic's Budget attached as Schedule 3.21 hereto, has been prepared in good faith and with reasonable professional care by Novomic.

3.22. Insurance. Section 3.22 of the Disclosure Letter sets forth a list of all insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by Novomic which policies have been issued by insurers, which, to Novomic's knowledge, are reputable and financially sound and provide coverage for the operations conducted by Novomic of a scope and coverage consistent with customary industry practice, and similar to companies of comparable size which are situated in the same industry in which Novomic operates. Such policies are in full force and effect and Novomic is in full compliance with the terms and conditions of all such policies. There is no claim outstanding under any of such policies nor, has any event occurred which gives rise to a claim.

3.23. Foreign Corrupt Practices Act. Neither Novomic nor any of the Novomic’s directors, officers or employees have made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a governmental authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, in the case of both (a) and (b) above in order to assist Novomic or any of its affiliates to obtain or retain business for, or direct business to Novomic or any of its affiliates, as applicable. Neither Novomic nor any of its directors, officers or employees has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation.

3.24. Obligations of Management. 3.25. Except as set forth in Section 3.24 of the Disclosure Letter, each officer of Novomic is currently devoting one hundred percent (100%) of his or her business time to the conduct of the business of Novomic. Novomic is not aware of any officer of Novomic is planning to work less than full-time at Novomic in the future.

3.25. Full Disclosure. 3.26. Novomic and the Founders fully provided BRDT with all the information which BRDT has requested for deciding whether to make the transactions contemplated in this Agreement and in the Transaction Documents, and all information which Novomic and the Founders reasonably believe is necessary to enable BRDT to make such decisions, provided that such disclosure shall in no way reduce or limit BRDT’s ability to fully rely on the representations and warranties made by Novomic and the Founders. None of the written statements made by Novomic and the Founders and delivered to BRDT as part of or in connection with this Agreement and/or the Transaction Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading. To Novomic's and the Founders' knowledge, none of the statements made by any third party and delivered by Novomic to BRDT as part of or in connection with this Agreement and/or the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

3.26. Interpretation. For the purpose of this Agreement, "Know" or "Knowledge" means with respect to any party, the knowledge of such party's executive officers or the knowledge such executive officers would have obtained following due inquiry of the individual having primary responsibility for the matter in question.

4. REPRESENTATIONS AND WARRANTIES OF THE NOVOMIC SHAREHOLDERS

Each of the Novomic Shareholders, individually and not jointly, represents and warrants to BRDT as of the date hereof and as of the Closing Date as follows:

4.1. Ownership. Such Novomic Shareholder owns exclusively, beneficially and of record the Novomic Shares set forth opposite such Novomic Shareholder’s name on the Capitalization Table attached as Schedule 3.3 hereto, free and clear of all liens, claims and restrictions, and such Novomic Shareholder does not own, directly or indirectly, any other Novomic Shares, options or other equity interests in Novomic.

4.2. Authority and Enforceability. Such Novomic Shareholder has full power or capacity and authority to execute this Agreement and the other Transaction Documents to which such Novomic Shareholder is a party and to perform such Novomic Shareholder’s obligations hereunder and thereunder. This Agreement (and, if applicable, the spousal consent) has been duly executed and delivered by such Novomic Shareholder and, assuming the due authorization, execution and delivery by each of the other parties hereto other than such Novomic Shareholder, is the valid and binding obligation of such Novomic Shareholder, enforceable against such Novomic Shareholder in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity. Each of the other Transaction Documents to which such Novomic Shareholder is (or shall be) a party, when executed by such Novomic Shareholder and assuming the due authorization, execution and delivery by each of the other parties thereto other than such Novomic Shareholder, shall be the valid and binding obligation of such Novomic Shareholder, enforceable against such Shareholder in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

4.3. No Approvals; No Conflicts. The execution, delivery and performance by such Novomic Shareholder of this Agreement and the other Transaction Documents to which such Novomic Shareholder is a party and the consummation by such Novomic Shareholder of the transactions contemplated hereby and thereby do not and shall not (a) violate (with or without the giving of notice or lapse of time, or both) any law or any judgment, decree, order, regulation or rule of any governmental body applicable to such Novomic Shareholder; or (b) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person.

5. REPRESENTATIONS AND WARRANTIES OF BRDT

BRDT represents and warrants to Novomic and the Novomic Shareholders as of the date hereof and as of the Closing Date as follows:

5.1. Organization and Good Standing. BRDT is a corporation duly incorporated and validly existing under the Laws of Delaware, United States and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted.

5.2. Authority. BRDT has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents contemplated hereby or thereby or which are ancillary hereto. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by the Joint Written Consent and by all other necessary corporate actions on the part of BRDT required by the Delaware Code and the rules and regulations of the SEC, subject only to the approval by FINRA of the Name Change and Reverse Split. This Agreement has been duly executed and delivered by BRDT, and constitutes the valid and binding obligation of BRDT, enforceable against BRDT in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar applicable laws affecting the rights of creditors generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.3. Share Capital. 5.4. The authorized share capital of BRDT as of the Closing is 500,000,000 shares consisting of 500,000,000 shares of common stock par value $0.0001 per share (the "Common Stock" or "BRDT Shares"), of which 144,419,173 shares are issued and outstanding immediately prior to the Closing. As of the Closing Date and except as detailed in this Agreement, there are no other share capital, preemptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from BRDT and/or from any shareholder of BRDT any share capital of BRDT and there are no contracts or commitments, written or oral, providing for the issuance of, or the granting of, any rights to acquire, any share capital of BRDT or under which BRDT and/or any shareholder of BRDT is, or may become, obligated to issue any debt or equity securities, and there are no commitments, promises, understandings or undertakings with respect to grants of any options under the ESOP or otherwise. All issued and outstanding share capital of BRDT has been duly authorized, and is validly issued and outstanding and fully paid and non-assessable. The BRDT Shares, when transferred in accordance with this Agreement, will be duly authorized, validly issued, fully paid, non-assessable, will be issued free of any preemptive rights and any other rights of a third party, and will have the rights, preferences, privileges, and restrictions set forth in the BRDT’s incorporation documents, and will be transferred free and clear of any liens, claims, encumbrances or third party rights of any kind (except as specified in the BRDT's Certificate of Incorporation). Since its incorporation, there has been no declaration or payment by BRDT of dividends, or any distribution by BRDT of any assets of any kind to any of its shareholders, and there has been no redemption or repurchase of any of BRDT’s securities.

5.4 Subsidiaries. As of the Closing, BRDT does not have any subsidiaries nor does it own, directly or indirectly, any of the issued and outstanding share capital of any other corporation, association or business entity other than its 19% equity interest in BreedIT Ltd, organized under the laws of the State of Israel and which was a majority owned subsidiary of BRDT until August 28, 2015. On August 28, 2015, BRDT entered into a separation agreement (the "Separation Agreement") (attached hereto as Schedule 5.4) with BreedIT Ltd., the former majority-owned subsidiary and, as a result, the operations of BreedIt Ltd. are classified as Discontinued Operations on the Financial Statements. BRDT shall not incur any liability of any kind and/or nature whatsoever, whether monetary or otherwise, in connection with BreedIT Ltd.

5.5 Directors; Officers. 5.5. The directors and officers of BRDT immediately prior to the Closing are listed in Section 5.5 of the Disclosure Letter. BRDT has no agreement, obligation or commitment with respect to the election or appointment of any individual or individuals as an officer or director of BRDT and there is no voting agreement or other arrangement among the BRDT shareholders or to which BRDT a party in this respect is (except as specified in BRDT’s incorporation documents). All agreements, commitments and understandings, whether written or oral, with respect to any compensation to be provided by BRDT to any of the BRDT’s directors or officers have been fully disclosed in writing to Novomic and are listed in Section 5.5 of the Disclosure Letter.

5.6 BRDT SEC Reports; Financial Statements.

5.6.1 BRDT has filed or furnished, as applicable, on a timely basis, all BRDT's reports filed with the SEC under the Exchange Act (the "SEC Reports") since August 4, 2010. Each of the SEC Reports, has complied, in all material respects with the applicable requirements of the Exchange Act including, but not limited to Regulation S-K and Regulation S-X promulgated by the SEC, and any rules and regulations promulgated thereunder applicable to the SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the SEC Reports did not, and any SEC Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

5.6.2 Each of BRDT audited financial statements included in or incorporated by reference into the SEC Reports (including any related notes and schedules) (a) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved; (b) accurately reflect in all material respects the books of account and other financial records of BRDT; (c) accurately reflect the assets, liabilities and stockholders' equity of BRDT

The SEC Reports as well as the BRDT audited financial statements incorporated therein are attached hereto as Schedule 5.6.

5.7 Tax Returns, Payments and Elections

BRDT, to the extend applicable, has timely filed all returns, and reports required to be filed with the U.S. and State of Delaware tax authorities and, prior to the execution of the above-referenced Separation Agreement, BRDT's former subsidiary has timely filed all returns, estimates, declarations, information statements and reports (the "Returns'') relating to taxes required to be filed by the subsidiary with any tax authority, and such Returns are true and correct and have been completed in accordance with any applicable law. None of BRDT’s or its subsidiary's Returns have ever been audited by governmental entities.

5.8 Authorization; Approvals. All corporate action on the part of BRDT, its shareholders and directors necessary for the authorization, execution, delivery, and performance of all of BRDT's obligations under the Transaction Documents and for the authorization, and issuance of the BRDT Shares under this Agreement has been taken (except for filing of the above-referenced Certificate of Amendment with the State of Delaware and the Schedule 14C with the SEC, both of which will be filed as a condition to the Closing). The Transaction Documents, when executed and delivered by or on behalf of BRDT shall be duly and validly authorized, executed and delivered by BRDT and shall constitute the valid and legally binding obligations of BRDT, legally enforceable against it in accordance with their respective terms. No other consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority on the part of BRDT is required that has not been, or will not have been, obtained by BRDT prior to the Closing in connection with the valid execution, delivery and performance of the Transaction Documents or the issuance of the BRDT Shares hereunder except for the filing of the Certificate of Amendment to BRDT's Certificate of Incorporation.

5.9 Compliance with Other Instruments. BRDT is not in default (a) under any of its charter documents, meaning its Certificate of Incorporation, as amended, or its Bylaws, or (b) under any other instrument, document or agreement to which BRDT is a party or by which it is bound or affected, or (c) with respect to any law, statute, ordinance, regulation, order, writ, injunction, decree, or judgment of any court or any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which default, in any such case, would adversely affect BRDT's ability to execute and deliver this Agreement and fulfill its obligations hereunder.

5.10 Records. 5.6. Since its incorporation, (i) BRDT has adopted and approved all shareholders and Board of Director's (and any committee thereof) resolution required under applicable law; and (ii) all of such resolutions of the shareholders and the Board (and any committee thereof) have been passed, enacted, consented to or adopted by the directors (or any committee thereof) or shareholders of BRDT in accordance with applicable law. The corporate records of BRDT have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all material respects.

5.11 Litigation. 5.7. No action, proceeding or governmental inquiry or investigation is pending or, to the knowledge of BRDT, threatened against BRDT or any of its officers, or directors or with regard to BRDT's business, before any court, arbitration board or tribunal or administrative or other governmental agency, nor, to the knowledge of BRDT \is there any basis for the foregoing.

5.12 Brokers. Except as forth in Section 5.12 of the Disclosure Letter, no agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of BRDT is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, on account of any action taken by BRDT in connection with any of the transactions contemplated under this Agreement.

6. FEES AND EXPENSES

Each of the Parties to this Agreement shall bear all its own fees, costs and expenses relating to this Agreement, including in connection with the financial & legal due diligence processes, the negotiations and/or preparation of this Agreement, the Transaction Documents and any expenses in connection with the transactions contemplated hereby. Any expenses with respect to the submission of the Israeli Income Tax Ruling, shall be paid by Novomic.

7. CONDITIONS TO BRDT OBLIGATIONS AT CLOSING

The obligations of BRDT to Novomic at the Closing are subject to the fulfillment on or before the Closing, of the following conditions precedent, any one or more of which may be waived in whole or in part by BRDT, which waiver shall be at the sole discretion of BRDT:

7.1. Representations and Warranties. 7.2. The representations and warranties made by Novomic, the Founders and the Novomic Shareholders in this Agreement shall have been true and correct when made, and shall be true and correct in all material respects as of the Closing, as if made on the date thereof (other than representations and warranties made as of a particular date).

7.2. Covenants. 7.3. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by Novomic or Novomic Shareholders prior to the Closing shall have been performed or complied with by Novomic or Novomic Shareholders, as the case may be, prior to or at the Closing, in all material respects.

7.3. Consents. 7.4. Novomic shall have secured all permits, consents and authorizations that shall be necessary or required lawfully to consummate this Agreement and to transfer the Novomic Shares to BRDT, and the Amended Articles shall have been duly adopted.
7.4. Delivery of Documents. 7.5. All of the documents to be delivered by Novomic pursuant to Section 2.3 above, shall be in a form and substance satisfactory to BRDT and its U.S. and Israeli counsel, in their sole discretion and shall have been executed and delivered to BRDT.

7.5. Proceedings and Documents. 7.6. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory in substance and form to BRDT and its U.S. and Israeli counsel, and BRDT and said counsel shall have received all such counterpart originals or certified or other copies of such documents as BRDT or said counsel may reasonably request.

7.6. Termination/Exercise of Company options and warrants. Novomic shall have provided evidence satisfactory to BRDT that all options, warrants and/or any other rights, securities or promises to acquire shares of Novomic, including, any securities which are convertible into shares, whether vested or unvested, have been either terminated or exercised prior to Closing.

7.7. Injunctions or Restraints on Conduct of Business. No order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition is limiting or restricting BRDT’s ownership of the Novomic Shares, conduct or operation of the business following the Closing shall be in effect, and no legal proceeding seeking any of the foregoing, or any other injunction, restraint or material damages in connection with the Merger or the other Transactions, shall be pending or threatened.

7.8. No Legal Proceedings. No governmental entity shall have commenced or threatened in writing to commence any legal proceeding (i) challenging or seeking the recovery of a material amount of damages in connection with the Merger or the other Transactions, (ii) seeking to prohibit or limit the exercise by BRDT of any material right pertaining to ownership of the Novomic Shares; or (iii) seeking to prohibit or limit in any material respect the operation by BRDT of the Novomic business.

7.9. Shareholders’ Register. Novomic shall have delivered (i) a copy of Novomic’s updated shareholders’ register evidencing the holdings in Novomic immediately following the Closing certified by Novomic’s secretary or other officer in charge of the Novomic’s shareholders’ register and attached hereto as Schedule 7.9; and (ii) a share certificate registered in the name of BRDT, representing ownership of 100% of Novomic's share capital.

7.10. D&O Insurance for Pre Closing Period. Novomic shall have provided BRDT with evidence satisfactory to BRDT of the existence of an enforceable and reasonably sufficient Directors & Officers insurance covering Novomic's current and past directors and officers for the pre Closing period.

7.11. Absence of Adverse Changes. 7.12. From the date hereof until the Closing, there will have been no material adverse change in the financial or business condition of Novomic.

7.12. Cash Position. As of December 31, 2015, Novomic shall have a zero (0) net balance between its cash position and its aggregate debt balance, as detailed in the List of creditors attached as Schedule 7.12 hereto ("Novomic's Operation Debt").
7.13. Shareholders Loans. At the Closing, Novomic shall have shareholders loans in an aggregate sum which shall not exceed US$150,000.

7.14. Due Diligence Review. BRDT's client, legal, financial, business, tax and IT due diligence review of Novomic shall have been completed to the sole and complete satisfaction of BRDT.

8. CONDITIONS TO NOVOMIC AND THE NOVOMIC SHAREHOLDERS OBLIGATIONS AT CLOSING

The obligations of Novomic and Novomic Shareholders to BRDT at the Closing are subject to the fulfillment on or before the Closing, of the following conditions precedent, any one or more of which may be waived in whole or in part by Novomic, which waiver shall be at the sole discretion of Novomic:

8.1. Representations and Warranties. 8.2. The representations and warranties made by BRDT in this Agreement shall have been true and correct when made, and shall be true and correct in all material respects as of the Closing, as if made on the date thereof (other than representations and warranties made as of a particular date).

8.2. Covenants. 8.3. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by BRDT prior to the Closing shall have been performed or complied with by BRDT, as the case may be, prior to or at the Closing, in all material respects.

8.3. Consents. 8.4. BRDT shall have secured all permits, consents and authorizations that shall be necessary or required lawfully to consummate this Agreement and to transfer the BRDT Shares to the Novomic Shareholders.

8.4. Delivery of Documents. 8.5. All of the documents to be delivered by BRDT pursuant to Section 2.4 hereof, shall be in a form and substance satisfactory to Novomic and its counsel, in their sole discretion and shall have been executed and delivered to Novomic.

8.5. Proceedings and Documents. 8.6. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory in substance and form to Novomic and its counsel, and Novomic and its counsel shall have received all such counterpart originals or certified or other copies of such documents as Novomic or its counsel may reasonably request.

8.7. Israeli Income Tax Ruling. Subject to Sections 9.3 and 9.5 below, Novomic, on behalf of itself and the Novomic Shareholders, shall have received, and delivered to BRDT and its Israeli counsel, a tax ruling issued by the Israeli Income Tax Authorities pursuant to Section 104(h) of the Israeli Tax Ordinance.

8.8. Injunctions or Restraints on Conduct of Business. No order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition is limiting or restricting Novomic's ownership of the BRDT Shares, conduct or operation of the business following the Closing shall be in effect, and no legal proceeding seeking any of the foregoing, or any other injunction, restraint or material damages in connection with the Merger or the other Transactions, shall be pending or threatened.

8.9. Absence of Adverse Changes. 8.10. From the date hereof until the Closing, there will have been no material adverse change in the financial or business condition of BRDT.

8.11. Cash Position; Debts. At the Closing, BRDT shall have (a) US$700,000 in cash; and (b) no debts and/or liabilities of any kind and/or nature whatsoever.

9. COVENANTS PRIOR TO CLOSING

9.1. Exclusivity & Conduct of Business in the Ordinary Course. Except as expressly contemplated by this Agreement, during the period from the date hereof to the Closing Date, each of Novomic and BRDT covenants and agrees that, unless the other party shall otherwise consent in writing, the business of each of Novomic and BRDT shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and each of Novomic and BRDT will use commercially reasonable efforts to preserve substantially intact the business organizations of Novomic and BRDT respectively, to keep available the services of those of its present officers, employees and consultants who are integral to the operation of their businesses as presently conducted, and to preserve their present relationships with significant clients, customers and suppliers and with other persons with whom each of Novomic and BRDT has significant business relations. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or in the Disclosure Letter, prior to the Closing Date, none of Novomic and BRDT, without the prior written consent of the other party, which consent shall not be unreasonably withheld, shall, directly or indirectly, (a) solicit or encourage any inquiry, discussion or proposal; or, (b) continue, propose to negotiate with or hold discussions with respect to; or (c) enter into any agreement or understanding providing for:

9.1.1. the issuance of any new shares or any security convertible into or exchangeable for share capital or any option, warrant or other right to acquire share capital of Novomic, Novomic Shareholders or BRDT or cause or permit any sale, assignment, transfer or conveyance of any of the outstanding shares of Novomic, Novomic Shareholders or BRDT, other than in a transaction in which third party investors shall join the Merger under the same terms detailed in this Agreement or under more favorable terms to Novomic, provided that BRDT's rights under this Agreement will not be adversely affected;

9.1.2. an acquisition of any of the shares of any of Novomic, Novomic Shareholders or BRDT and/or the share capital, assets or business of Novomic, Novomic Shareholders or BRDT by any person or entity or any merger, consolidation, involving Novomic, Novomic Shareholders or BRDT and/or any other proposed action that would adversely affect Novomic's, Novomic Shareholders' or BRDT's ability to consummate the Merger, nor shall any of such persons or entities provide any information to or assist any person for the purpose of evaluating or determining whether to make or pursue any inquiry or proposal with respect to the Merger and/or any transaction thereof, except as detailed in Section 8.1.2 above.

9.1.3. sell, assign, transfer or convey any of the assets of Novomic, Novomic Shareholders or BRDT or dispose of or agree to dispose of any property or asset of the Novomic, Novomic Shareholders or BRDT, except in the ordinary course of business;

9.1.4. declare or make any distribution of any kind and nature to the shareholders of Novomic or BRDT for profits accumulated in Novomic or in BRDT until Prior to Closing;

9.1.5. create loan capital or grant any option in respect thereof or agree so to do;

9.1.6. enter into a recapitalization or reorganization of Novomic or BRDT, or enter into a voluntary arrangement between Novomic or BRDT and their shareholders and/or creditors;

9.1.7. enter into related party transaction;

assume or guarantee any debt for borrowed money; create, assume or incur any encumbrances, liens or restrictions on any material asset of Novomic, Novomic Shareholders or BRDT;
9.1.8. (i) grant or make any change in control, severance or termination payments to any officer or employee of Novomic or BRDT; (ii) enter into any option, employment, deferred compensation or other similar agreement (or enter into any amendment to any such existing agreement) with any officer, director or employee of Novomic or BRDT; (iii) increase benefits payable under any existing severance or termination pay policies or agreements; and (iv) pay or provide for, any increase in compensation, bonus, or other benefits payable to directors or employees of Novomic or BRDT except for (a) normal merit and cost of living increases; (b) awards made consistent with past practice pursuant to any existing compensation plan or arrangement; and (c) except as required by the terms of contracts or agreements in effect on the date hereof;

9.1.9. revalue in any material respect any of Novomic’s or BRDT’s, including, without limitation write-off of notes or accounts receivable in any material manner; or

9.1.10. take any action other than in the ordinary course of business and consistent with past practice with respect to accounting policies or practices.

Each of Party shall immediately advise the other Parties of, and communicate to such other Parties, the terms of any inquiry or proposal set forth in this Section 9.1 that such person or entity may receive or of which any of them may become aware.

9.2. Access to Information.

9.2.1. Between the date hereof and the Closing Date, each of Novomic and BRDT shall give the other Party and its authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours to all employees, and the offices and to the books and records of Novomic or BRDT and permit the other Party to make such reasonable inspections as the other Party may reasonably require and cause its officers to furnish the other Party with such financial and operating data with respect to its business, properties and personnel as the other may reasonably request, provided that: (a) none of such access, inspections or discussions unreasonably disrupts the normal operations of Novomic or BRDT, as applicable; and (b) such disclosure is not restricted by any contract to which Novomic or BRDT are party, bound by or subject to or any applicable law.

9.2.2. Between the date hereof and the Closing Date, each of Novomic and BRDT shall furnish the other Party (i) within five business days after the delivery thereof to management, such monthly financial statements and data as are regularly prepared for distribution to its management; and (ii) at the earliest time they are available, such quarterly and annual financial statements as are prepared for Novomic’s Financial Statements or BRDT’s financial statements, as the case may be, which (in the case of this clause (ii)), shall be in accordance with such entity's books and records.

9.2.3. Each of Novomic and BRDT shall hold and will cause its authorized representatives to hold in confidence all documents and information concerning the other in connection with the transactions contemplated by this Agreement.

9.3. Best Efforts.

9.3.1. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its/her/his best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and to make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary waivers, consents and approvals from the appropriate governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity, including the Israeli Income Tax Ruling (as defined below); (ii) the obtaining of all necessary consents, approvals or waivers from third parties; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, all provided, however, that none of the Parties shall be required to make any material monetary expenditure to any third party.

9.3.2. Notwithstanding the foregoing or any other provisions contained in this Agreement to the contrary, none of the Parties shall be under any obligation of any kind to enter into any negotiations or to otherwise agree with any governmental entity, with respect to the sale or disposal or holding separately (through the establishment of a trust or otherwise) of any particular assets or categories of assets or businesses.

9.3.3. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 9.3 shall limit a Party's right to terminate this Agreement pursuant to Section 10.2(i) so long as such Party has up to then complied in all material respects with its obligations under this Section 9.3.

9.4. Approvals of Governmental/Regulatory Entities. Each Party to this Agreement shall use its best efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered or filed by such Party with any appropriate governmental and/or regulatory entity with respect to the transactions contemplated thereby. Without limiting the generality of the foregoing:

9.4.1. as promptly as practicable after the date of this Agreement, Novomic and BRDT shall prepare and file any notices required under the Companies Law and the Corporation Law.

9.4.2. Each of BRDT and Novomic shall (i) give the other Party prompt notice of the commencement of any legal proceeding by or before any Israeli governmental entity or any US governmental entity with respect to the Merger; (ii) keep the other Party informed as to the status of any such legal proceeding; and (iii) promptly inform the other Party of any communication to the Israeli Registrar of Companies or any other governmental entity regarding any of the transactions contemplated by this Agreement. BRDT and Novomic shall consult and cooperate with one another, and will consider in good faith the views of one another, in connection with analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli or US legal proceeding relating to the transactions contemplated by this Agreement.

9.5. Israeli Income Tax Ruling. As soon as reasonably practicable after the execution of this Agreement, Novomic shall cause Novomic's advisors to prepare and file with the Israeli Income Tax Commissioner (the "Commissioner") an application for a ruling including, without limitation, confirming that the Merger will be a transaction in accordance with all terms and conditions set forth in Section 104(h) of the Israeli Income Tax Ordinance.

9.6. BRDT and Novomic shall cause their respective advisors to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Income Tax Ruling. Subject to the terms and conditions hereof, BRDT and Novomic shall use their best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain the Israeli Income Tax Ruling as promptly as practicable. Notwithstanding any provisions contained in Section 9.1 (Exclusivity & Conduct of Business in the Ordinary Course) hereof to the contrary but subject to this Section 9.5, each of BRDT and Novomic shall be allowed to comply with any conditions contained in the Israeli Income Tax Ruling described in this Section 9.5 or reasonable requests made by the Commissioner in connection with its delivery of such ruling. Following the Closing Date, BRDT and Novomic shall comply with all laws and requirements as may be applicable in order to ensure, and shall not take any action which may adversely affect, the tax-free nature of the Merger and the other transactions contemplated hereby in accordance with the Israeli Income Tax Ordinance [New Version], 1961 as amended and the Israeli Income Tax Ruling.

9.7. Public Announcements. None of the Parties shall make any public statement or press release concerning the transactions contemplated under this Agreement to any client, employee, or Person not directly involved in the negotiation of such transaction and/or the Merger without the prior written agreement of all Parties, except as may be required by Law. Any such requirement shall, to the greatest extent practicable, be complied with only after consultation with the other Parties as to manner and terms of compliance. Following the Closing Date, all Parties shall coordinate any public disclosure of the terms and conditions of this Agreement, any press release or otherwise make public statements with respect to the transactions contemplated by this Agreement.

9.8. Notification of Certain Matters. Novomic shall give prompt notice to BRDT, and BRDT shall give prompt notice to Novomic, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement which is qualified as to materiality, to be untrue or inaccurate, or any representation or warranty not so qualified, to be untrue or inaccurate in any material respect at or prior to the Closing Date; (ii) any material failure of Novomic or BRDT, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it subsequent to the execution date of this Agreement and prior to the Closing Date, under any contract or agreement material to the financial condition, properties, businesses, results of operations or prospects of it taken as a whole to which it is a party or is subject; or (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

10. TERMINATION; AMENDMENT; WAIVER

10.1. Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing Date, whether before or after the approval of the Merger by Novomic's shareholders meeting and BRDT’s shareholders meeting, by mutual written consent of all Parties by action of their respective Boards of Directors or individual, as applicable.

10.2. Termination by Either Novomic or BRDT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing Date by action of the Boards of Directors of either Novomic or BRDT if (i) the Merger shall not have been consummated by June 30, 2016, whether such date is before or after the date of approval of the Merger by the Novomic Shareholders meeting or BRDT’s shareholders meeting (the “Termination Date”); (ii) any law permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the Novomic Shareholders meeting or BRDT’s shareholder meeting); or (iii) if any of the conditions set forth in Section 7 and/or 8 shall have become incapable of fulfillment.

10.3. Termination by Novomic. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing Date, whether before or after the approval of the Merger by Novomic Shareholders meeting, by action of the Board of Directors of Novomic, if there is a breach by BRDT of any material representation, warranty, covenant or agreement contained in this Agreement that cannot be cured, or is not cured within 30 days after notice thereof by Novomic, and would cause a condition set forth in Section 8 to be incapable of being satisfied as of the Termination Date.

10.4. Termination by BRDT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing Date, whether before or after the approval of the Merger by BRDT’s shareholders meeting, by action of the Board of Directors of BRDT if there is a breach by Novomic of any material representation, warranty, covenant or agreement contained in this Agreement that cannot be cured, or is not cured within 30 days after notice thereof by Novomic, and would cause a condition set forth in Section 7 to be incapable of being satisfied as of the Termination Date.

Each Party desiring to terminate this Agreement pursuant to Sections 10.2, 10.3 or 10.4 shall give written notice of such termination to the other Party.

10.5. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Section 10, this Agreement (other than as set forth in Sections 9.2.3 (Confidentially), 6 (Fees and Expenses), 10 (Termination), 11 (Governing Law) and 12 (Notices)) shall become void and of no effect with no liability on the part of any Party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that no such termination shall relieve any Party of any liability or damages resulting from any breach of this Agreement.

10.6. Amendment. This Agreement may be amended by action taken by the Parties at any time before or after approval of the Merger by Novomic's shareholders meeting and BRDT’s shareholders meeting but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the Parties hereto.

10.7. Extension; Waiver. At any time prior to the Closing Date, each Party may (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of either Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

11. GOVERNING LAW; JURISDICTION

This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court in Tel Aviv-Jaffa, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of such court. Without derogating from the above, the Parties hereto approve and acknowledge that BRDT is a publicly traded Delaware corporation with shares subject to quotation on the OTCQB exchange, and therefore subject to the laws of the United States and the State of Delaware, as such may be applicable in connection with the transactions contemplated by this Agreement.

12. NOTICES

All notices and other communications required or permitted hereunder to be given to a Party to this Agreement shall be in writing and shall be faxed or mailed by registered, electronic or certified mail, postage prepaid, or prepaid air courier, or otherwise delivered by hand or by messenger, addressed to such Party's address as set forth below or opposite each Party's name as set forth in Exhibit A or at such other address as the Party shall have furnished to each other Party in writing in accordance with this provision:

if to Novomic:
Novomic Ltd.
23 Ha'melacha St.,
Rosh-Haayin, Israel
Email:

With a copy which shall not constitute a notice:
Shlomi Arbel, Adv.
23 Ha'melacha St.,
Rosh-Haayin, Israel
Tel:  054-2010570
Fax: 08-9107170
Email: shlomi@arbellaw.com
if to BRDT:
BreedIT Corp
26 Ha'Arbaa St.
Tel Aviv, Israel
Email:

With a copy which shall not constitute a notice:
Dan Lahat, Adv.
Dan Lahat & Co.
6 Wissotsky St., Tel-Aviv 62338, Israel
Tel: 972-3-5452070
Fax: 972-3-5452037
Email: dan.lahat@dllaw.co.il
Any notice sent in accordance with this Section 12 shall be effective (i) if mailed, three (3) business days after mailing, (ii) if by courier one (1) business days after delivery to the courier service, (iii) if sent by messenger, upon delivery, and (iv) if sent via email or facsimile, upon transmission and electronic confirmation of receipt or, if transmitted and received on a non-business day, on the first business day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt).

13. GENERAL

13.1. Entire Agreement. This Agreement and the Schedules and Exhibits hereto constitute the full and entire understanding and agreement between the Parties with regard to the subject matters hereof and thereof and supersede all prior agreements and understandings with respect to the subject matter hereof, including, without limitation, that certain Term Sheet among the BRDT, Novomic and the Founders, dated November 19, 2015.

13.2. Assignment. Except as specifically set forth in this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable or transferable including by operation of law or otherwise. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

13.3. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and Permitted Transferees (as such term is defined in the Amended Articles) and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

13.4. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

13.5. Delays or Omissions. 13.6. No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. Except as otherwise limited herein, all remedies, either under this Agreement or by law or otherwise afforded to any of the Parties, shall be cumulative and not alternative.

13.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the Parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

[Signature page for Merger Agreement dated February 08, 2016]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BreedIT Corp Novomic Ltd.

The Founders:

YMY Industry Ltd.
Microdel Ltd.

[Signature page for Merger Agreement dated February 08, 2016]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

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